EXHIBIT 99.1

SP Plus Corporation to Release Second Quarter and Year-to-Date 2018 Results on July 31, 2018

CHICAGO, July 18, 2018 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ:SP) today announced that it expects to release second quarter 2018 earnings on Tuesday, July 31, 2018, after the close of market.  On Wednesday, August 1, 2018, the Company will host a conference call at 8:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports approximately 37 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

Media Contacts:
Vance C. Johnston
Chief Financial Officer
(312) 521-8409
vjohnston@spplus.com

Rachel Schacter
ICR
(646) 277-1243
rachel.schacter@icrinc.com